Exhibit (a)(1)(iv)

Form of Notice of Withdrawal of Tender

NOTICE OF WITHDRAWAL OF TENDER

Regarding Shares

of

BBR ALO FUND, LLC

Tendered Pursuant to the Offer to Purchase
Dated October 2, 2020

THE OFFER AND WITHDRAWAL RIGHTS WILL

EXPIRE AT, AND THIS NOTICE OF WITHDRAWAL

MUST BE RECEIVED BY BBR PARTNERS, LLC
EITHER BY ELECTRONIC DELIVERY OR BY MAIL BY, THE

END OF THE DAY ON THURSDAY, DECEMBER 17, 2020,

AT 12:00 MIDNIGHT, NEW YORK TIME,

UNLESS THE OFFER IS EXTENDED

Complete This Notice Of Withdrawal And
Send By Electronic Delivery Or Mail To:

BBR Partners, LLC
Attn: RIC Tender Offer Administrator
140 East 45th Street, 26th Floor
New York, New York 10017

For additional information:
Phone: (212) 313-9870

In light of the COVID-19 pandemic, the Fund strongly recommends that all documents be submitted electronically.

BBR ALO FUND, LLC

You are responsible for confirming that this Notice is received by BBR Partners, LLC.
If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:

Signature:
(Signature of Owner(s) Exactly as Appeared on Subscription Agreement) / Date
Print Name of Investor:

Joint Tenant Signature:
(If joint tenants, both must sign.)	(Signature of Owner(s) Exactly as Appeared on Subscription Agreement) / Date

Print Name of Joint Tenant:

FOR OTHER INVESTORS:

Print Name of Investor:

Signature:
(Signature of Owner(s) Exactly as Appeared on Subscription Agreement) / Date
Print Name of Signatory and Title:

Co-Signatory if necessary:
(Signature of Owner(s) Exactly as Appeared on Subscription Agreement) / Date
Print Name of Co-Signatory and Title: